Exhibit 5.1

June 12, 2013

Catalent Pharma Solutions, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

Ladies and Gentlemen:

We have acted as counsel to Catalent Pharma Solutions, Inc., a Delaware corporation (the “Company”), and to the guarantors listed on Schedule I hereto (each individually, a “Guarantor” and collectively, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $350,000,000 aggregate principal amount of 7.875% Senior Notes due 2018 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture, dated as of September 18, 2012 (the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $350,000,000 aggregate principal amount of its outstanding 7.875% Senior Notes due 2018.

We have examined the Registration Statement and the Indenture (including the form of Exchange Security set forth therein), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Illinois, we have relied upon the opinion of Neal, Gerber & Eisenberg LLP dated the date hereof. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Nevada, we have relied upon the opinion of Graham Savage Nolan & Tilden, PC dated the date hereof. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Vermont, we have relied upon the opinion of Dinse, Knapp & McAndrew, P.C. dated the date hereof.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and, to the extent set forth herein, the law of the State of Illinois, the law of the State of Vermont and the law of the State of Nevada.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I – Guarantors

Guarantor	Jurisdiction of Organization
Catalent Pharma Solutions, LLC	Delaware
Catalent USA Packaging, LLC	Delaware
Catalent CTS Holdings, LLC	Delaware
Catalent CTS Informatics, Inc.	Delaware
Catalent CTS Intermediate Holdings, LLC	Delaware
Catalent CTS, LLC	Delaware
Catalent CTS (Kansas City), LLC	Delaware
Catalent US Holding I, LLC	Delaware
Catalent US Holding II, LLC	Delaware
Catalent USA Woodstock, Inc.	Illinois
R.P. Scherer Technologies, LLC	Nevada
Glacier Corporation	Vermont